UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009

VIRAGE LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

000-31089

(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices, with zip code)

(510) 360-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2009 Virage Logic Corporation (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank. The proceeds under the Loan Agreement may be used for general corporate purposes. The material terms and conditions of the Loan Agreement are set forth below.

The Loan Agreement provides for a two year revolving credit facility of $15 million, including the issuances of letters of credit. Availability of the loan amount is subject to a borrowing base restriction. The Company may elect to convert $5 million of the revolving credit facility to a three-year term loan at any time prior to March 31, 2010, and any such term loan will be amortized in equal monthly installments.

The Company’s active domestic subsidiaries guaranty the obligations described in the Loan Agreement. The Company and the subsidiary guarantors grant the Bank a security interest in substantially all of their assets, including accounts receivable, inventory, intellectual property and equipment.

Interest under the Loan Agreement for the revolving credit facility will accrue, at the election of the Company, at LIBOR plus 4.00%, or the Prime Rate plus 1.50%. The interest rate under the Loan Agreement for the term loan will accrue, at the election of the Company, at LIBOR plus 4.50%, or the Prime Rate plus 2.00%. LIBOR is subject to a floor of 1.25% and the Prime Rate is subject to a floor of three month LIBOR plus 1.50%.

The Loan Agreement contains various conditions, representations and warranties, covenants and events of default customary in credit facilities of this type.

The foregoing description of the Loan Agreement is a summary and is qualified in its entirety by the terms and provisions of the Loan Agreement as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan and Security Agreement, dated as of December 1, 2009, between Silicon Valley Bank and Virage Logic Corporation

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009	VIRAGE LOGIC CORPORATION

	By:	/s/ BRIAN SEREDA
	Name:	Brian Sereda
	Title:	Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

10.1	Loan and Security Agreement, dated as of December 1, 2009, between Silicon Valley Bank and Virage Logic Corporation